Exhibit 99.1

Empire Signs USD$180 million structured finance Agreement for 12 hole Drill program - GEFCO Rig Order Confirmed

LEAWOOD, Kan., June 30 /PRNewswire-FirstCall/ -- Empire Energy Corporation International (Empire) (Pink Sheets:EEGC.pk - News) with its wholly owned Australian subsidiary, Great South Land Minerals Limited (GSLM) announced on Wednesday, June 30, 2010 in Monaco that the Company entered into an agreement with an international finance company, Sure Capital (www.surecapital.org) to provide structured financing in the sum of USD$180 million, conditional upon the completion of prerequisite documentation.

In May 2010, Empire signed a memorandum of understanding with Sure Capital at their offices in Hamilton, Bermuda to initiate the process for providing structured financing to Empire in the form of $45 million per annum over a four year period to support the Company’s license applications and the resumption of its drilling operations. Empire’s financial and legal advisors have been working with Sure Capital management, which has culminated in today’s signed agreement. The terms of the Agreement are based on the USD$3.3 billion estimated value of the license area that Empire and GSLM have asserted legal claim to. Australian accountancy firm WHK Denison provided this industry valuation based on the work of international independent competent persons firm RPS Energy. This industry valuation has been included in Empire’s recently amended Form S1 Registration Statement which was allowed to become effective by the US Securities and Exchange Commission (SEC) on June 21, 2010.

Empire and GSLM CEO, Malcolm Bendall said, “the Rights Offering will conclude on the 30th of July 2010 and I confirm my intention to take up any outstanding shares that remain unsubscribed. This additional capital supports the 12,000 square kilometer license area applied for under SEL 13/2009, the restoration of the full area of SEL 13/1998 and recommencement of the Company’s 12 hole drilling program. The Company intends to commence drilling at the Bellevue and Thunderbolt sites and also intends to drill the structures valued by RPS Energy at over one billion US dollars that were not included in the license area granted by Mineral Resources Tasmania. These additional structures will now be the subject of an appeal by GSLM to the government. The agreement entered into today with Sure Capital, provides sufficient finance to drill all 12 structures. I remain focused on working with the Sure Capital team to complete the remaining documentation and ensure it is completed promptly.”

It is the intention of Empire and GSLM that once financing has been successfully completed and monies have been disbursed, it will advance it’s early stage discussions to enter into a joint venture with a gulf region oil company to manage the business operations for the full development of oil and gas in the Tasmania Basin.

Empire today advised GEFCO in the USA of confirmation of the conditional order contract and requested preparation for the coordination and shipment of the SpeedStar 1100 drill rig to Australia. Once the purchase contract is finalized, the rig will be shipped to Australia within 6 weeks.

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world's last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania's central and northern basins.

This press release contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward- looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward- looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation International, please refer to 10-K and 10-Q reports filed with the U.S. Securities and Exchange Commission.

Contact: Malcolm Bendall

913-663-2310